Registration Statement No. 333-178202

Filed pursuant to Rule 424(b)(3)

Amendment dated October 3, 2014 to

Pricing Supplement No. 6, dated December 2, 2011, Pricing Supplement No. 7, dated December 6, 2011, Pricing Supplement No. 4, dated November 30, 2011, Pricing Supplement No. 79, dated June 24, 2014  and Pricing Supplement No. 34, dated July 27, 2012 to Prospectus Supplement and Prospectus each dated November 28, 2011 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between September 4, 2014 and October 2, 2014:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$500,000	77.291%	$386,455	September 19, 2014
$6,000,000	77.823%	$4,669,380	September 22, 2014
$5,000,000	77.703%	$3,885,150	September 23, 2014
$3,000,000	75.632%	$2,268,960	September 29, 2014

Linked to the Rogers International Commodity Index®

— Energy Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between September 4, 2014 and October 2, 2014:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$500,000	65.649%	$328,245	September 30, 2014

Linked to the Rogers International Commodity Index®

— Metals Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between September 4, 2014 and October 2, 2014:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$500,000	87.725%	$438,625	September 19, 2014
$300,000	86.266%	$258,798	September 30, 2014

Linked to the MLCX Biofuels Index (Exchange Series)

— Total Return

Due October 24, 2022

The following issuances involved scheduled settlement between September 4, 2014 and October 2, 2014:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$100,000	88.507%	$88,507	September 5, 2014

Linked to the MLCX Grains Index

— Total Return

Due February 13, 2023

The following issuances involved scheduled settlement between September 4, 2014 and October 2, 2014:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$500,000	50.669%	$253,345	September 8, 2014

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$16,400,000	76.692%	$12,577,465	$1,461.50(1)

(1)                                 The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. As of the filing of these pricing supplements, there are unused registration fees of $92,980.79 that have been paid in respect of the securities covered by pricing supplement No. 6, No. 7, No. 4, No. 79 and No. 34 under the registration statement on Form F-3 (No. 333-178202) of which these pricing supplements are a part. After giving effect to the registration fee for these offerings, $91,519.29 remain available for future offerings for such pricing supplements described above.